            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees
Domini Advisor Trust

Board of Trustees
Domini Social Trust

We consent to the use of our reports, dated September 25, 2006, for the Domini
Social Equity Portfolio and Domini European Social Equity Portfolio, each a series of the Domini Advisor Trust, and for the Domini Social Equity Trust and
Domini European Social Equity Trust, each a series of the Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

                                          /s/ KPMG LLP

Boston, Massachusetts
November 17, 2006